EXHIBIT 10.17

CONSULTING AGREEMENT

This Consulting Agreement ("Agreement") is made and entered into this 1st day of July, 2004, by and between The Reedsburg Bank (the "Company"), a Wisconsin banking corporation and DITECH LTD ("DITECH"), a Wisconsin corporation, effective as of July 1, 2004.

WHEREAS, the Company desires to retain the services of Steven R. Blakeslee, the President ("Consultant") of DITECH as a consultant of the Company, and;

WHEREAS, DITECH has agreed to make available the services of its President to the Company;

NOW, THEREFORE, in consideration of these recitals and mutual covenants and agreement set forth herein, the parties hereto agree as follows:

SECTION 1.  CONSULTATION.

1.1           The Company agrees to retain the services of Steven R. Blakeslee, the President of DITECH as a Consultant.  Consultant will assist the Company in the management of, acquisition of and disposition of real estate owned or acquired by the Company from time to time, and to assist the Company with business development opportunities.  Consultant will provide such other duties as may be assigned by the Company from time to time with in the State of Wisconsin and, if mutually agreed, such other locations as the Company may request.

1.2           Consultant agrees to devote adequate time and attention to his duties as a Consultant to the Company and to perform such duties in an efficient, trustworthy and businesslike manner.  In addition, Consultant agrees that he will not render to other substantial services of any kind for compensation or engage in any other business activity (including with limitation) any involvement in any business which:  (i) materially conflicts with and materially compromises the performance of his duties under the Agreement; (ii) conflicts with any reasonable policy of the Company; (iii) is in any way related to the Company's business.

SECTION 2.  TERM OF CONSULTATION.

2.1           Term.  The term of consultation pursuant to this Agreement shall be for a period of at least one (1) year form the effective date of this Agreement (the "Initial Term") and shall be extended for additional terms of one (1) year each, by mutual agreement between the Company and Consultant ("Renewal Term") unless terminated by either party as described in Section 2.2 hereof.

2.2           Termination.  This Agreement may be terminated by either party by written notice to the other at least ninety (90) days prior to the Initial Terms or any renewal thereof.

SECTION 3.  COMPENSATION

3.1           The Company shall pay the Consultant during the term of this Agreement and any renewal thereof, the sum of Twenty One Thousand Dollars annually, which shall be paid in twelve (12) equal monthly installments of One Thousand Seven Hundred Fifty dollars ($1,750.00) each beginning with the effective date of this Agreement.

SECTION 4.  MISCELLANEOUS PROVISIONS

4.1           Assignment and Successors.  The rights and obligations of the Company under this Agreement may be freely assigned to any corporate affiliate of the Company and shall inure the benefit of and be binding upon the successors and permitted assigns of the Company.  Consultant's obligations to provide services hereunder may not be assigned to or assumed by any other person or entity.

4.2           Amendment and Waiver.  This Agreement constitutes the entire agreement between the parties hereto and may be modified, amended or waived only by a written instrument signed by all the parties hereto.  No waiver or breach of any provision hereto shall be a waiver of any future breach, whether similar or dissimilar in nature.

4.3           Applicable Law.  This Agreement has been made and its validity, performance and effect shall be determined in accordance with the laws of the State of Wisconsin.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE REEDSBURG BANK	DITECH LTD
/s/ Milburn Hahs Milburn Hahs, President	/s/ Steven R. Blakeslee Steven R. Blakeslee, President